Exhibit 3

Buenos Aires, August 16, 2012

Mr. Alejandro Vanoli
President of the Argentine Securities
and Exchange Commission
(Comisión Nacional de Valores)

Re:	Empresa Distribuidora y Comercializadora Norte Sociedad Anónima (EDENOR S.A.). Abstract Attached of Board of Directors’ Meeting’s Minutes Approving Interim Financial Statements as of June 30, 2012

Dear Mr. Vanoli,

This letter is addressed to you, in compliance with the relevant rules in force. To that purpose, we hereby submit the abstract of the relevant part of Minutes No. 351 of Board of Directors’ Meeting held on August 16, 2012 at Avenida del Libertador 6363, 11th floor, City of Buenos Aires, in relation to the approval of the interim Financial Statements in the THIRD ITEM of the agenda: 3) Consideration of the Financial Statements for the second quarter of the fiscal year ended June 30, 2012.

Yours sincerely,

Diego Manuel Allegue
EDENOR S.A.
Attorney-in-fact

ABSTRACT OF RELEVANT PART OF EDENOR S.A’S MINUTES No. 351

MINUTES No. 351: In the City of Buenos Aires, on August 16, 2012, at 10:00 a.m., the undersigning Directors of Empresa Distribuidora y Comercializadora Norte S.A. (Edenor S.A.) (the “Company”), to wit Ricardo Torres, Marcos Marcelo Mindlin, Gustavo Mariani, Pablo Díaz, Edgardo Volosin, Maximiliano Fernández, Eduardo Llanos, Emmanuel Agis, Patricia Charvay, Santiago López Alfaro, Lisandro Cleri and Federico Gosman held a meeting at Avenida Del Libertador 6363, 11th floor, City of Buenos Aires. Mr. José Daniel Abelovich, Mr. Damián Burgio and Mr. Jorge Pardo attended the meeting, representing the Supervisory Committee. Furthermore, the Accountant Leandro Montero, Director of Finance and Control of the Company, attended the meeting as advisor. The meeting was chaired by the Chairman, Ricardo Torres, who after verifying quorum, declared the meeting duly held and submitted to the consideration of the attending Directors […] the THIRD ITEM of the Agenda: 3) CONSIDERATION OF THE FINANCIAL STATEMENTS FOR THE SECOND QUARTER OF THE FISCAL YEAR ENDED JUNE 30, 2012. The Chairman informed that, as regards that item of the Agenda, the Meeting had to consider the Financial Statements and other documents related to the six-month period ended June 30, 2012, and he noted that the documents to be considered were handed over to all attendees in advance. Accordingly, the Chairman moved to avoid reading those documents, which motion was unanimously approved. Thereafter, the Chairman moved all Directors to consider the Consolidated and Basic Financial Statements and their schedules, including General Balance Sheet, Statement of Income, Statement of Changes in Shareholders’ Equity, Statement of Cash Flows, Supplemental Documents, Informative Report, Information required under section 68 of the Regulations of the Buenos Aires Stock Exchange, Reports of the Certifying Accountant and the Supervisory Committee, all for the period ended June 30, 2012. […] After discussion, the Board of Directors unanimously decided to approve all documents submitted for consideration in that item of the Agenda […] There being no further issues to transact, the meeting was adjourned at 11:30 a.m.”. Signed by Messrs. Marcos Marcelo Mindlin, Ricardo Alejandro Torres, Gustavo Mariani, Edgardo Volosin, Pablo Díaz, Maximiliano Fernández, Eduardo Llanos, Emmanuel Agis, Patricia Charvay, Santiago López Alfaro, Federico Gosman, Santiago Cleri, José Daniel Abelovich, Damián Burgio and Jorge Pardo.

Diego Manuel Allegue
EDENOR S.A.
Attorney-in-fact